Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553

News Release

LASALLE HOTEL PROPERTIES ANNOUNCES AGREEMENT TO ACQUIRE THE PARK CENTRAL

HOTEL IN NEW YORK CITY

BETHESDA, MD — June 6, 2011 — LaSalle Hotel Properties (NYSE:LHO) today announced that it signed a Purchase and Sale Agreement to acquire The Park Central Hotel for $405.5 million. The 934-room, urban, full service hotel is located on Seventh Avenue, between West 55th and West 56th Streets, in midtown Manhattan. The acquisition is subject to the Company’s completion of due diligence as well as customary closing requirements and conditions, and is expected to close toward the end of the third quarter of this year. The Company anticipates funding the majority of the purchase price with net proceeds of approximately $216.6 million from the Company’s previously completed sale of common shares on April 26, 2011 and property level financing.

“We are excited about the acquisition of The Park Central Hotel and the opportunity to further invest in New York City,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “This asset features an excellent location within New York City and benefits from numerous corporate and leisure demand drivers.”

Located across the street from Carnegie Hall, three blocks south of Columbus Circle and Central Park, and five blocks from Rockefeller Center and Radio City Music Hall, The Park Central Hotel is within walking distance of midtown businesses, world renowned shopping, five-star dining and some of New York City’s preeminent tourist attractions. The hotel is also just seven blocks north of Times Square and the theatre district.

The hotel features two food and beverage outlets, including Cityhouse, a contemporary steakhouse that seats 88, and Bar Bella, a 50-seat lobby lounge that serves drinks and light fare. The Park Central Hotel features over 14,000 square feet of flexible meeting and function space, including the 8,500 square foot Grand Ballroom. Additionally, the property includes 4,800 square feet of retail space.

Originally constructed in 1928, The Park Central Hotel has undergone numerous renovations throughout the years, including over $33.0 million since 2004. The Company plans to implement a renovation of the hotel, currently estimated to cost $30.0 to $35.0 million, including guestrooms and guest bathrooms, corridors and the hotel’s lobby. The renovation is expected to commence during 2012. The hotel will continue to be managed by Highgate Holdings.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 35 upscale full-service hotels, totaling over 8,700 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc. and Viceroy Hotel Group.

This press release, together with other statements and information publicly disseminated by the Company, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the potential closing of the acquisition of the Park Central Hotel and the potential property level financing of the transaction. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Bruce Riggins or Kenneth Fuller, LaSalle Hotel Properties – (301) 941-1500